EXHIBIT 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Mary Ellen Fukuhara	Audrey Lincoff
206-318-4025	206-447-7950 ext. 52690

Starbucks Announces Record First Quarter Fiscal 2005 Results & Raises Full Year EPS Target Range
Net Revenues Increase 24 Percent to a Record $1.6 billion
Earnings Per Share Increase 30 Percent to $0.35
Fiscal 2005 Earnings Per Share Target Range Raised to $1.15 to $1.17

SEATTLE; January 26, 2005 – Starbucks Corporation (Nasdaq: SBUX) today announced record revenues and earnings for its fiscal first quarter ended January 2, 2005.

For the 13 weeks ended January 2, 2005, consolidated net revenues increased 24 percent to $1.6 billion from $1.3 billion for the same period in fiscal 2004. Net earnings for the 13 weeks ended January 2, 2005, increased 31 percent to $145 million from $110 million for the same period in fiscal 2004. Earnings were $0.35 per share for the 13 weeks ended January 2, 2005, compared to $0.27 per share for the comparable period in fiscal 2004.

“Starbucks first quarter was built around our holiday promotion, which included our popular seasonal beverages, strong customer response to Starbucks® Christmas Blend, and relevant gift options ranging from Starbucks Cards to Starbucks Hear Music offerings,” commented Jim Donald, ceo designate. “This exciting line-up resulted in our strongest holiday ever. Looking forward, we believe the innovative winter promotion currently underway in our stores, together with the outstanding Starbucks Experience our partners provide on a daily basis, present customers with a compelling reason to redeem their holiday Starbucks Cards.”

Consolidated Financial and Operating Summary

Company-operated retail revenues increased 26 percent to $1.4 billion for the 13 weeks ended January 2, 2005, from $1.1 billion for the same period in fiscal 2004. The increase was primarily attributable to the opening of 642 new Company-operated retail stores in the last 12 months and comparable store sales growth of 10 percent for the quarter. The increase in comparable store sales was due to a six percent increase in the number of customer transactions and a four percent increase in the average value per transaction.

Specialty revenues increased 15 percent to $231 million for the 13 weeks ended January 2, 2005, compared to $201 million for the corresponding period of fiscal 2004. Licensing revenues increased 18 percent to $157 million primarily due to higher product sales and royalty revenues from opening 740 new licensed retail stores in the last 12 months. Foodservice and other revenues increased 10 percent to $74 million primarily due to growth in new and existing U.S. and International foodservice accounts.

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Cost of sales and related occupancy costs decreased to 40.9 percent of total net revenues for the 13 weeks ended January 2, 2005, compared to 41.4 percent in the corresponding 13-week period of fiscal 2004, primarily due to a higher average value per retail transaction, partially offset by higher initial costs associated with the Company’s recent expansion of the food program in Company-operated retail stores.

Store operating expenses as a percentage of Company-operated retail revenues increased to 38.3 percent for the 13 weeks ended January 2, 2005, from 37.6 percent for the corresponding period of fiscal 2004, primarily due to higher marketing and payroll-related expenditures for planned acceleration of Company-operated retail store growth and to ensure a consistent Starbucks Experience in existing stores, partially offset by strong revenue growth.

Other operating expenses (expenses associated with the Company’s specialty operations) decreased to 19.2 percent of total specialty revenues for the 13 weeks ended January 2, 2005, compared to 21.8 percent in the corresponding period of fiscal 2004. The decrease was primarily due to efficiencies gained from fully integrating the Seattle Coffee Company during fiscal 2004 and lower expenditures related to marketing and distribution within the grocery and warehouse club businesses.

Depreciation and amortization expenses increased to $76 million for the 13 weeks ended January 2, 2005, compared to $66 million for the corresponding period of fiscal 2004. The increase was primarily due to the opening of 642 new Company-operated retail stores in the last 12 months. As a percentage of total net revenues, depreciation and amortization expenses decreased to 4.8 percent for the 13 weeks ended January 2, 2005, from 5.1 percent for the corresponding 13-week period of fiscal 2004.

General and administrative expenses increased to $84 million for the 13 weeks ended January 2, 2005, compared to $70 million for the corresponding period of fiscal 2004, primarily due to higher payroll-related expenditures and professional fees in support of both domestic and international expansion. As a percentage of total net revenues, general and administrative expenses decreased to 5.3 percent for the 13 weeks ended January 2, 2005, from 5.5 percent for the corresponding period of fiscal 2004.

Income from equity investees increased $3 million to $13 million for the 13 weeks ended January 2, 2005, from $10 million for the corresponding period of fiscal 2004. The increase was primarily due to volume driven operating results for The North American Coffee Partnership, which produces bottled Frappuccino® and Starbucks DoubleShot® coffee drinks, and improved results from international investees as a result of new licensed retail store openings.

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Operating income increased 30 percent to $227 million for the 13 weeks ended January 2, 2005, compared to $175 million for the corresponding 13-week period of fiscal 2004. Operating margin increased to 14.3 percent of total net revenues for the 13 weeks ended January 2, 2005, compared to 13.7 percent for the corresponding period of fiscal 2004, primarily due to strong revenue growth, partially offset by higher retail store operating expenses.

Interest and other income increased to $5 million for the 13 weeks ended January 2, 2005, from $3 million in the corresponding period of fiscal 2004, primarily due to interest income earned on higher cash and liquid investment balances.

Net earnings for the 13 weeks ended January 2, 2005, increased 31 percent to $145 million from $110 million for the same period in fiscal 2004. Earnings were $0.35 per share for the 13 weeks ended January 2, 2005, compared to $0.27 per share for the comparable period in fiscal 2004.

Fiscal 2005 Targets

The Company also provided updated fiscal 2005 targets:

•	The Company expects to open approximately 1,500 new stores on a global basis in fiscal 2005. In the United States, Starbucks plans to open approximately 550 Company-operated locations and 525 licensed locations. In International markets, Starbucks plans to open approximately 100 Company-operated stores and 325 licensed stores;

•	Starbucks is targeting total net revenue growth of approximately 20% in fiscal 2005, excluding the impact of the 53rd week in fiscal 2004;

•	The Company maintained its longer term comparable store sales target range of three percent to seven percent, and stated that it expects comparable store sales growth for the remainder of fiscal 2005 to be at the high end of the longer term range, with monthly anomalies;

•	Based on the Company’s strong first quarter earnings and updated business forecast for the remainder of the year, Starbucks raised its earnings per share target range to $1.15 to $1.17 for fiscal 2005, excluding the impact from expensing stock options. This is an increase from the Company’s original target range of $1.12 to $1.15 introduced in July 2004.

•	Starbucks reaffirmed its fiscal 2005 second and third quarter earnings per share growth targets and moderately increased its fourth quarter earnings per share growth rate. Specifically, the Company is targeting quarterly earnings per share in the range of $0.23 - $0.24 for the second quarter, $0.29 - $0.30 for the third quarter, and $0.28 - $0.29 for fourth quarter of fiscal 2005, resulting in the fiscal year target range of $1.15 to $1.17. The Company recognizes the importance of balancing its short term profitability targets and its long term growth objectives, and as in the past where appropriate, will invest ahead of the curve. This important balance remains consistent with Starbucks commitment to building long term shareholder value;

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•	The Company continues to target a full year effective tax rate of 37.5% with minor variations from quarter to quarter and;

•	Capital expenditures are expected to be in the range of $600 to $650 million in fiscal 2005.

Starbucks will be holding a conference call today at 1:30 p.m. Pacific time, which will be hosted by Howard Schultz, chairman, Orin Smith, president and chief executive officer, Jim Donald, ceo designate and Michael Casey, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the Company’s web site address of http://www.starbucks.com/aboutus/investor.asp. A replay of the call will be available via telephone through 5:00 p.m. Pacific time on Wednesday, February 2, 2005, by calling 1-800-642-1687, reservation number 3300662, or via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific time on Thursday, February 24, 2005, at the following URL: http://www.starbucks.com/aboutus/investor.asp.

The Company’s consolidated financial statements, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications, and should be reviewed in conjunction with this press release. Please refer to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 10, 2004, for additional information.

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	January 2,	December 28,	%	January 2,	December 28,
	2005	2003	Change	2005	2003
	(in thousands, except per share data)
				As a % of total net revenues
				(unless otherwise indicated)
Net revenues:
Company-operated retail	$1,358,661	$1,080,495	25.7%	85.5%	84.3%
Specialty:
Licensing	157,213	133,499	17.8%	9.9%	10.4%
Foodservice and other	73,670	67,197	9.6%	4.6%	5.3%

Total specialty	230,883	200,696	15.0%	14.5%	15.7%

Total net revenues	1,589,544	1,281,191	24.1%	100.0%	100.0%

Cost of sales and related occupancy costs	650,312	530,284		40.9%	41.4%
Store operating expenses	521,006	405,821		(a) 38.3%	(a) 37.6%
Other operating expenses	44,281	43,698		(b) 19.2%	(b) 21.8%
Depreciation and amortization expenses	75,817	65,863		4.8%	5.1%
General and administrative expenses	83,599	70,417		5.3%	5.5%

Subtotal operating expenses	1,375,015	1,116,083	23.2%

Income from equity investees	12,890	10,044		0.8%	0.8%

Operating income	227,419	175,152	29.8%	14.3%	13.7%

Interest and other income, net	5,122	3,208		0.3%	0.2%

Earnings before income taxes	232,541	178,360	30.4%	14.6%	13.9%

Income taxes(c)	87,668	67,917		5.5%	5.3%

Net earnings	$144,873	$110,443	31.2%	9.1%	8.6%

Net earnings per common share — diluted	$0.35	$0.27

Weighted average share outstanding — diluted	415,327	407,645

(a)	Calculated as a percentage of Company-operated retail revenues.

(b)	Calculated as a percentage of total specialty revenues.

(c)	The effective tax rates were 37.7 percent for the 13 weeks ended January 2, 2005, and 38.1 percent for the 13 weeks ended December 28, 2003.

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STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	January 2,	October 3,
	2005	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$643,548	$299,128
Short-term investments - available-for-sale securities	303,285	329,082
Short-term investments - trading securities	31,587	24,799
Accounts receivable, net of allowances of $2,570 and $2,231, respectively	151,308	140,226
Inventories	379,475	422,663
Prepaid expenses and other current assets	71,718	71,347
Deferred income taxes, net	91,622	81,240

Total current assets	1,672,543	1,368,485

Long-term investments – available-for-sale securities	164,586	135,179
Equity and other investments	184,635	168,177
Property, plant and equipment, net	1,574,315	1,471,446
Other assets	62,584	85,561
Other intangible assets	27,726	26,800
Goodwill	72,462	68,950

TOTAL ASSETS	$3,758,851	$3,324,598

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$161,205	$199,346
Accrued compensation and related costs	197,808	208,927
Accrued occupancy costs	73,880	65,873
Accrued taxes	87,899	63,038
Other accrued expenses	145,481	123,684
Deferred revenue	222,344	121,377
Current portion of long-term debt	738	735

Total current liabilities	889,355	782,980

Deferred income taxes, net	39,744	46,683
Long-term debt	3,433	3,618
Other long-term liabilities	12,533	8,132

Shareholders’ equity:
Common stock and additional paid-in capital - Authorized, 600,000,000 shares; issued and outstanding, 402,805,418 and 397,405,844 shares, respectively, (includes 1,697,100 common stock units in both periods)	1,119,159	956,685
Other additional paid-in-capital	39,393	39,393
Retained earnings	1,602,761	1,457,888
Accumulated other comprehensive income	52,473	29,219

Total shareholders’ equity	2,813,786	2,483,185

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,758,851	$3,324,598

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	13 Weeks Ended
	January 2,	December 28,
	2005	2003
OPERATING ACTIVITIES:
Net earnings	$144,873	$110,443
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	82,502	72,028
Provision for impairments and asset disposals	2,889	2,176
Deferred income taxes, net	(13,521)	(6,861)
Equity in income of investees	(5,823)	(3,379)
Tax benefit from exercise of non-qualified stock options	71,050	9,439
Net amortization of premium on securities	3,260	1,831
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	46,487	39,450
Accounts payable	(41,590)	(25,835)
Accrued taxes	23,778	58,456
Deferred revenue	100,658	72,545
Other accrued expenses	7,608	58,664
Other operating assets and liabilities	(17,921)	(10,209)

Net cash provided by operating activities	404,250	378,748

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(161,453)	(138,022)
Maturity of available-for-sale securities	115,491	17,060
Sale of available-for-sale securities	38,669	14,585
Acquisition, net of cash acquired	(11,282)	—
Net additions to equity, other investments and other assets	15,618	(4,394)
Distributions from equity investees	5,743	5,085
Net additions to property, plant and equipment	(158,466)	(59,127)

Net cash used by investing activities	(155,680)	(164,813)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	91,423	30,675
Principal payments on long-term debt	(183)	(180)

Net cash provided by financing activities	91,240	30,495
Effect of exchange rate changes on cash and cash equivalents	4,610	2,975

Net increase in cash and cash equivalents	344,420	247,405

CASH AND CASH EQUIVALENTS:
Beginning of period	299,128	200,907

End of the period	$643,548	$448,312

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the 13 weeks ended:
Interest	$47	$51
Income taxes	$10,356	$14,858

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Stock Compensation Expense

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123R, “Share-Based Payment” (“FAS 123R”), a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” FAS 123R will require Starbucks to measure all employee stock-based compensation awards using the fair value method and record compensation expense in the Company’s consolidated financial statements. Starbucks is evaluating the impact of FAS 123R and will implement this new rule no later than the Company’s fiscal fourth quarter of 2005. In the interim, the Company will continue to regularly disclose the pro forma impact of stock compensation on the Company’s net earnings and earnings per share within its periodic filings with the Securities and Exchange Commission in accordance with current accounting rules. The pro forma impacts for the 13 weeks ended January 2, 2005, and December 28, 2003, were as follows for the information presented (in thousands, except earnings per share):

	13 Weeks Ended
	January 2,	December 28,
	2005	2003
Net earnings	$144,873	$110,443
Deduct: stock-based compensation expense determined under fair value method, net of tax	(12,074)	(8,332)

Pro forma net income	$132,799	$102,111

Earnings per share:
Diluted – as reported	$0.35	$0.27
Diluted – pro forma	$0.32	$0.25

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Segment Results

Segment information is prepared on the basis that the Company’s management reviews financial information for operational decision-making purposes. The tables below present, by operating segment, total net revenues, operating income and operating income as a percentage of related revenues, net of intersegment eliminations for the periods ended (in thousands):

		% of			% of			% of
		United			Inter-			Total
	United	States		Inter-	national		Unallocated	Net
13 Weeks Ended January 2, 2005	States	Revenue		national	Revenue		Corporate	Revenues	Consolidated
Net revenues:
Company-operated retail	$1,149,630	85.9%		$209,031	83.4%		$—	—%	$1,358,661
Specialty:
Licensing	121,135	9.0		36,078	14.4		—	—	157,213
Foodservice and other	68,008	5.1		5,662	2.2		—	—	73,670

Total specialty	189,143	14.1		41,740	16.6		—	—	230,883

Total net revenues	1,338,773	100.0		250,771	100.0		—	—	1,589,544

Cost of sales and related occupancy costs	524,042	39.1		126,270	50.4		—	—	650,312
Store operating expenses	444,061	38.6	(1)	76,945	36.8	(1)	—	—	521,006
Other operating expenses	37,103	19.6	(2)	7,178	17.2	(2)	—	—	44,281
Depreciation and amortization expenses	54,736	4.1		12,946	5.2		8,135	0.5	75,817
General and administrative expenses	21,623	1.6		11,899	4.7		50,077	3.2	83,599

Income from equity investees	8,708	0.7		4,182	1.7		—	—	12,890

Operating income/(loss)	$265,916	19.9%		$19,715	7.9%		$(58,212)	(3.7)%	$227,419

		% of			% of			% of
		United			Inter-			Total
	United	States		Inter-	national		Unallocated	Net
13 Weeks Ended December 28, 2003	States	Revenue		national	Revenue		Corporate	Revenues	Consolidated
Net revenues:
Company-operated retail	$924,544	84.8%		$155,951	81.8%		$—	—%	$1,080,495
Specialty:
Licensing	102,616	9.4		30,883	16.2		—	—	133,499
Foodservice and other	63,457	5.8		3,740	2.0		—	—	67,197

Total specialty	166,073	15.2		34,623	18.2		—	—	200,696

Total net revenues	1,090,617	100.0		190,574	100.0		—	—	1,281,191

Cost of sales and related occupancy costs	432,881	39.7		97,403	51.1		—	—	530,284
Store operating expenses	349,145	37.8	(1)	56,676	36.3	(1)	—	—	405,821
Other operating expenses	36,957	22.3	(2)	6,741	19.5	(2)	—	—	43,698
Depreciation and amortization expenses	47,064	4.3		10,606	5.6		8,193	0.6	65,863
General and administrative expenses	16,639	1.5		11,987	6.3		41,791	3.3	70,417

Income from equity investees	6,435	0.6		3,609	1.9		—	—	10,044

Operating income/(loss)	$214,366	19.7%		$10,770	5.7%		$(49,984)	(3.9)%	$175,152

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.

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United States

United States total net revenues increased by $248 million, or 23 percent, to $1.3 billion for the 13 weeks ended January 2, 2005, compared to $1.1 billion for the corresponding period of fiscal 2004. United States Company-operated retail revenues increased by $225 million, or 24 percent, to $1.1 billion for the 13 weeks ended January 2, 2005, compared to $925 million for the corresponding period of fiscal 2004, primarily due to the opening of 515 new Company-operated retail stores in the last 12 months and comparable store sales growth of 11 percent for the quarter. The increase in comparable store sales was due to a six percent increase in the number of customer transactions and a five percent increase in the average value per transaction.

Total United States specialty revenues increased $23 million, or 14 percent, to $189 million for the 13 weeks ended January 2, 2005, compared to $166 million in the corresponding period of fiscal 2004. United States licensing revenues increased $18 million, or 18 percent, to $121 million, compared to $103 million for the corresponding period of fiscal 2004. The increase was primarily due to higher product sales and royalty revenues as a result of opening 450 new licensed retail stores in the last 12 months. United States foodservice and other revenues increased $5 million, or seven percent, to $68 million from $63 million in fiscal 2004, primarily due to growth in new and existing foodservice accounts.

United States operating income increased by 24 percent to $266 million for the 13 weeks ended January 2, 2005, from $214 million for the same period in fiscal 2004. Operating margin increased to 19.9 percent of related revenues from 19.7 percent in the corresponding period of fiscal 2004, primarily due to strong revenue growth and fixed costs being distributed over an expanded revenue base, partially offset by higher marketing and payroll-related expenditures, as well as higher initial costs associated with the recent expansion of the Company’s food program in Company-operated retail stores.

International

International total net revenues increased by $60 million, or 32 percent, to $251 million for the 13 weeks ended January 2, 2005, compared to $191 million for the corresponding period of fiscal 2004. International Company-operated retail revenues increased by $53 million, or 34 percent, to $209 million for the 13 weeks ended January 2, 2005, compared to $156 million for the corresponding period for fiscal 2004, primarily due to the opening of 127 new Company-operated retail stores in the last 12 months, favorable foreign currency exchange rates for both the British pound sterling and Canadian dollar, and comparable store sales growth of seven percent for the quarter. The increase in comparable store sales resulted from a four percent increase in the number of customer transactions coupled with a three percent increase in the average value per transaction.

Total international specialty revenues increased $7 million, or 21 percent, to $42 million for the 13 weeks ended January 2, 2005, compared to $35 million in the corresponding period of fiscal 2004. The increase was primarily due to higher product sales and royalty revenues from opening 290 licensed retail stores in the last 12 months and expansion of the Canadian grocery and warehouse club business.

International operating income increased to $20 million for the 13 weeks ended January 2, 2005, from $11 million in the corresponding period of fiscal 2004. Operating margin increased to 7.9 percent of related revenues from 5.7 percent in the corresponding period of fiscal 2004, primarily due to leverage gained on fixed costs distributed over an expanded revenue base.

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Store Data

The Company’s store data for the periods presented are as follows:

	Net stores opened during the
	13 weeks ended		Stores open as of
	January 2,	December 28,	January 2,	December 28,
	2005	2003	2005	2003
United States:
Company-operated Stores	101	100	4,394	3,879
Licensed Stores	143	110	1,982	1,532

	244	210	6,376	5,411

International:
Company-operated Stores (1)	40	43	997	870
Licensed Stores (1)	96	89	1,576	1,286

	136	132	2,573	2,156

Total	380	342	8,949	7,567

(1) International store data has been adjusted for the 100% acquisition of the Germany and Singapore operations by reclassifying historical information from Licensed Stores to Company-operated Stores.

Starbucks Corporation is the leading retailer, roaster and brand of specialty coffee in the world, with more than 8,700 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot® coffee drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products. Tazo Tea’s line of innovative superpremium teas and Hear Music’s exceptional compact discs enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® Coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including anticipated store openings, comparable store sales expectations, trends in or expectations regarding the Company’s revenue and expense growth, capital expenditures, effective tax rate, net earnings and earnings per share results, are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies and currencies, ramifications from the war on terrorism, or other international events or developments, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Certain Additional Risks and Uncertainties” section of Starbucks Annual Report on Form 10-K for the fiscal year ended October 3, 2004.

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